Exhibit 99.3

Cumberland House 1 Victoria Street Hamilton HM 11 P.O. Box HM 98 Hamilton HM AX Bermuda (441) 296-7667 fax (441) 296-7665

FOR IMMEDIATE RELEASE

CONTACT:	John Lockwood
Annuity & Life Re (Holdings), Ltd.
441-298-9902

ANNUITY & LIFE RE (HOLDINGS), LTD. ANNOUNCES RECAPTURE OF CIGNA GMDB/GMIB REINSURANCE AGREEMENT

Hamilton, Bermuda, October 26, 2004 – Annuity & Life Re (Holdings), Ltd. today announced that CIGNA has recaptured its Guaranteed Minimum Death Benefit and Guaranteed Minimum Income Benefit reinsurance agreement with the Company. In connection with the recapture, CIGNA retained the $11 million it previously drew from a letter of credit provided to CIGNA by the Company as collateral for the Company’s obligations under the reinsurance agreement. In addition, the Company issued CIGNA a warrant to acquire 1 million common shares of the Company. The warrant has a strike price of $1.00 per share and expires on September 30, 2014. The Company expects to record a charge of approximately $2.4 million in the third quarter as a result of the settlement.

Annuity and Life Re (Holdings), Ltd. provides annuity and life reinsurance to insurers through its wholly owned subsidiaries, Annuity and Life Reassurance, Ltd. and Annuity and Life Reassurance America, Inc.

The Private Securities Litigation Reform Act of 1995 (the “Act”) provides a safe harbor for forward-looking statements made by us or on our behalf. All statements which address operating performance, events, or developments that we expect or anticipate may occur in the future are forward-looking statements. These statements are made on the basis of management’s views and assumptions; as a result, there can be no assurance that management’s expectations will necessarily come to pass. Management cautions that actual results could differ materially from those expressed or implied in forward-looking statements. Investors are also directed to consider the risks and uncertainties discussed in documents filed by the Company with the Securities and Exchange Commission.